Exhibit 21

SUBSIDIARIES OF OVERNITE CORPORATION

Overnite Holding, Inc., a Delaware corporation

Overnite, Inc., a Delaware corporation (formerly Overnite Corporation)

Overnite Transportation Company, a Virginia corporation

Motor Cargo Industries, Inc., a Utah corporation

Motor Cargo, a Utah corporation

UTE Trucking and Leasing Company, LLC, a Utah limited liability company

M.C. Distribution Services, Inc., a Utah corporation

M.C. Leasing, Inc., a Utah corporation

Interstate Commerce Collections, Inc., a Utah corporation

Elliot Key Development LLC, a Colorado limited liability company